Contact:

Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.	October 25, 2011
Phone: 408-736-6900 x168

AFOP REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS
WITH SEQUENTIAL INCREASES IN SALES AND PROFITS

Sunnyvale, CA – October 25, 2011 - Alliance Fiber Optic Products, Inc. (Nasdaq CM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the third quarter ended September 30, 2011.

Revenues for the third quarter of 2011 totaled $11,778,000, a 10.5% increase from revenues of $10,655,000 reported in the previous quarter, and a 11.3% decrease from revenues of $13,276,000 reported in the third quarter of 2010. Operating income for the third quarter of 2011 reached $1,334,000, compared with $1,068,000 in previous quarter and $2,210,000 in the year ago quarter. Net income for the third quarter of 2011 rose to $1,454,000, or $0.16 per share based on 8.9 million shares outstanding, compared to $1,249,000, or $0.14 per share based on 8.9 million shares outstanding, for the second quarter of 2011. This compares to net income for the third quarter of 2010 of $2,064,000, or $0.24 per share based on 8.6 million shares outstanding.

Included in expenses for the quarter ended September 30, 2011 was $259,000 of stock-based compensation. Stock-based compensation charges included in expenses for the quarter ended June 30, 2011 and the quarter ended September 30, 2010 were $171,000 and $87,000, respectively.

Peter Chang, President and Chief Executive Officer, commented, “We are pleased with the financial performance and progress AFOP has made in the quarter ended September 30, 2011. Despite the inventory correction experienced in our industry and macroeconomic uncertainty, we delivered quarterly revenue higher than our guidance. With this sequential revenue growth, our operating profits and net profits continued increasing.”

“Regarding the fourth quarter of 2011, we expect that revenues will be in the similar range and that the Company will achieve another consecutive profitable quarter and full fiscal 2011.” concluded Mr. Chang

Conference Call
Management will host a conference call at 1:30 p.m. Pacific Time on October 25, 2011 to discuss AFOP’s third quarter 2011 financial results. To participate in AFOP’s conference call, please call 877-675-3572 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 15977511. AFOP will also provide a live webcast of its third quarter 2011 conference call at AFOP’s website, www.afop.com. An audio replay will be available until November 24, 2011. The dial in number for the replay is 800-585-8367 or 855-859-2056. The replay conference ID is 15977511.

About AFOP
Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film CWDM and DWDM components and modules, optical attenuators, and micro-optics devices. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our expectations regarding future revenue, profit and operating income levels, our beliefs regarding business conditions and our expectations regarding future sales, are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, customer demand for our products, the timing of customer orders, loss of key customers, ability to ramp new products into volume production, the costs associated with running our operations, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity, failure of cost control initiatives, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's quarterly report on Form 10-Q for the quarter ended June 30, 2011. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	Sept. 30,	Dec. 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$37,004	$45,360
Accounts receivable	7,843	7,224
Inventories	7,482	7,439
Other current assets	656	733
Total current assets	52,985	60,756

Long-term investments	10,054	-
Property and equipment, net	7,717	7,523
Other assets	172	170
Total assets	$70,928	$68,449

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,321	$4,931
Accrued expenses and other current liabilities	3,417	4,737
Total current liabilities	7,738	9,668

Long-term liabilities:
Other long-term liabilities	697	777
Total liabilities	8,435	10,445
Stockholders' equity	62,493	58,004
Total liabilities and stockholders' equity	$70,928	$68,449

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	Sep. 30	Jun. 30	Sep. 30	Sep. 30	Sep. 30
	2011	2011	2010	2011	2010
Revenues	$11,778	$10,655	$13,276	$31,883	$33,768

Cost of revenues	7,963	7,202	8,563	21,580	22,309
Gross profit	3,815	3,453	4,713	10,303	11,459

Operating expenses:
Research and development	834	804	882	2,356	2,461
Sales and marketing	595	566	643	1,711	1,840
General and administrative	1,052	1,015	978	3,095	2,882
Total operating expenses	2,481	2,385	2,503	7,162	7,183
Income from operations	1,334	1,068	2,210	3,141	4,276
Interest and other income, net	149	174	102	452	358
Net income before tax	$1,483	$1,242	$2,312	$3,593	$4,634
Income tax	29	(7)	248	(131)	323
Net income	$1,454	$1,249	$2,064	$3,724	$4,311

Net income per share:
Basic	$0.16	$0.14	$0.24	$0.42	$0.50
Diluted	$0.16	$0.14	$0.23	$0.41	$0.49

Weighted average shares outstanding:
Basic	8,883	8,852	8,575	8,853	8,537
Diluted	9,040	9,068	8,826	9,119	8,734

Included in costs and expenses above:
Stock based compensation charges
Cost of revenue	$28	$23	$28	$74	$62
Research and development	29	11	11	48	23
Sales and marketing	63	39	13	117	23
General and administrative	139	98	35	274	63
Total	$259	$171	$87	$513	$171